Exhibit 10.3
OPTION AGREEMENT
     This OPTION AGREEMENT (this “Agreement”) is made as of the 15th day of July, 2009, by and among Seminole Energy Services, LLC, an Oklahoma limited liability company (“SES”), NGAS Gathering, LLC, a Kentucky limited liability company (“NGL”), Daugherty Petroleum, Inc., a Kentucky corporation (“DPI”), and NGAS Gathering II, LLC, a Kentucky limited liability company wholly owned by DPI (“New NGAS Gathering”). SES, NGL, DPI and New NGAS Gathering are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Other capitalized terms used herein and not defined below shall have the respective meanings set for the in the Purchase Agreement (as hereinafter defined).
RECITALS
     WHEREAS, the Parties entered into that certain Asset Purchase Agreement dated as of May 11, 2009, as amended by that certain First Amendment to Asset Purchase Agreement (“First Amendment”) dated the date hereof (as further amended, modified and supplemented, the “Purchase Agreement”), relating to various gathering systems owned by NGL and DPI in Kentucky, Tennessee and Virginia, together with related assets, as furthered described in the Purchase Agreement (collectively, the “Gathering Assets”).
     WHEREAS, pursuant to the terms of the Purchase Agreement, NGL and DPI have (i) sold and conveyed an undivided 50% interest in the Gathering System to Seminole Gas Company, L.L.C., an Oklahoma limited liability company wholly owned by SES (“SGC”) and (ii) contributed the remaining undivided 50% interest in the Gathering System to New NGAS Gathering.
     WHEREAS, in accordance with the Purchase Agreement and as partial consideration for the transactions contemplated thereby, NGL, DPI and New NGAS Gathering agreed that at the closing of the transactions contemplated by the Purchase Agreement (the “APA Closing”) such parties would grant options to SES, and SES agreed to accept the options, to either (i) purchase 100% of the equity interests of, in and to New NGAS Gathering or (ii) purchase the 50% undivided interest in the Gathering System held by New NGAS Gathering.
     WHEREAS, as part of the modifications to the Purchase Agreement provided in the First Amendment, the Parties and SGC have agreed, with the consent of SES, to set forth the terms and conditions of such options in this Agreement rather than in the Purchase Agreement or the exhibits or schedules thereto.
     NOW, THEREFORE, FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00), the premises, mutual covenants, representations, warranties, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
     1. Definitions. Where used herein, except where the context otherwise requires, the following terms shall be defined as set forth below. Other capitalized terms used herein and not defined below have the respective meaning set forth in the Purchase Agreement.
     ”NGAS Option Assets” means and includes all real, personal and mixed property interests of New NGAS Gathering of any kind whatsoever, including, without limitation, the Retained Gathering Assets (as defined in the Purchase Agreement).
     ”NGAS Option Equity Interests” means 100% of all of the limited liability company interests, membership interests or any other equity interests in New NGAS Gathering.
     ”NGAS Option Period” shall have the meaning set forth in Section 2 hereof.
     ”NGAS Options Price” shall have the meaning set forth in Section 2 hereof.
     ”NGAS Option Promissory Note” means the promissory note of SES in substantially the form of Exhibit A attached hereto.
     ”NGAS Qualified Offering” means either (1) a private placement of shares of NRI common stock in reliance on Reg. D under the Securities Act, (2) a registered direct “best efforts” placement of shares of NRI common stock under the NGAS Shelf or (3) a firm commitment underwritten public offering of the shares of common stock of NRI, which (A) is consummated no later than 5:00 p.m. Tulsa, Oklahoma time on the second Business Day before the expiration of the NGAS Option Period, (B) is conducted in accordance with applicable Law, including the Securities Act and the applicable Nasdaq listing standards, and (C) provides NRI with net cash proceeds of not less than US $5,000,000.
     ”NNG LLC Agreement” shall mean the limited liability company agreement, operating agreement, or applicable governing document and agreement for New NGAS Gathering dated as of the date hereof, as amended and as the same may be amended in accordance with the terms thereof and the other Transaction Documents.
     ”NRI Shelf” means registration statement on Form S-3 (File No. 333-144417) filed by NRI with the Securities and Exchange Commission to register up to an aggregate of $100,000,000 of its equity or debt securities for sale from time to time was declared effective on November 7, 2007.
     ”NRI” means NGAS Resources, Inc., a British Columbian corporation, and the ultimate parent company of Sellers and New NGAS Gathering.
     ”Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor statute.
     2. Option. For the period commencing on the date of this Agreement and ending at 5:00 p.m. Tulsa, Oklahoma time on January 15, 2010 (the “NGAS Option Period”):
     (a) DPI hereby grants to SES the exclusive, irrevocable, and continuing right and option (the “NGAS Equity Option”) to purchase all of the NGAS Option Equity Interests, free and clear of all Liens other than any lien or encumbrance arising under the NNG LLC Agreement or restrictions on transfer under applicable securities laws), in accordance with the other terms and provisions hereof; and
     (b) New NGAS Gathering hereby grants to SES the exclusive and irrevocable and continuing right and option (the “NGAS Assets Option”) to purchase all of the NGAS Option Assets, free and clear of all Liens (other than Permitted Encumbrances) in accordance with the other terms and provisions hereof.
     The purchase price (the “NGAS Option Price”) for either the NGAS Equity Option or the NGAS Asset Option (collectively referred to herein as the “NGAS Options” and, individually as an “NGAS Option”) shall be paid in the forms specified in Section 3 and otherwise in accordance with Section 6 in an amount equal to TWENTY-TWO MILLION DOLLARS (US$22,000,000), minus the sum of (A) the third-party costs incurred by SES to remove and obtain a full and final release of any Liens on the NGAS Option Equity Interests or NGAS Option Assets (other than Permitted Encumbrances) or to remove and obtain a full and final release of any guaranties issued or agreed to by New NGAS Gathering, and (B) any Tax or expenses attributable to New NGAS Gathering or the NGAS Option Assets, insofar as they relate to periods prior to the closing of the NGAS Option, for which SES (or New NGAS Gathering after such closing) will be liable (and SES agrees to timely pay the amounts deducted pursuant to this sub-clause (b) to the governmental body or other party or parties entitled to such payment when due, but in no event shall SES be obligated to pay an aggregate amount in excess of the amount credited against the NGAS Option Price).
     3. Forms of Payment of NGAS Option Price. The NGAS Option Price shall be payable as follows: (1) $7,500,000 by wire transfer to a designated account of DPI at KeyBank National Association, to be applied as a partial repayment of outstanding borrowings under the NGAS Credit Agreement; and (2) the remainder in the form of the NGAS Option Promissory Note, payable to the order if DPI, as described in Section 7 below.
     4. Exercise of the NGAS Options. If SES elects to exercise an NGAS Option, it shall give written notice thereof (the “NGAS Option Election Notice”) at any time prior to the expiration of the NGAS Option Period to DPI and New NGAS Gathering, specifying whether its election covers the NGAS Option Equity Interests (“NGAS Equity Option”) or the NGAS Option Assets (“NGAS Assets Option”).
     5. Put Option. Subject to the provisions of Section 5.1(b) of the Purchase Agreement, if an NGAS Qualified Offering is consummated at any time prior to the expiration of the NGAS Option Period and any Required Consents not obtained prior to Closing have been obtained within sixty days after the Closing under the Purchase Agreement, and are in full force and effect, DPI, upon written notice to SES (“Put Notice”), shall have the irrevocable right to require that SES purchase the NGAS Option Equity Interests for the NGAS Option Price, in accordance with the terms hereof, subject, however, to all of the other applicable conditions and covenants set forth herein. NRI intends to consummate an NGAS Qualified Offering prior to the end of the NGAS Option Period.
     6. Conditions. Notwithstanding anything stated herein to the contrary, and notwithstanding delivery of an NGAS Option Election Notice by SES or delivery of a Put Notice by DPI, the Parties shall have no obligation to, nor any liability for refusing to, close and consummate the transactions contemplated by this Agreement unless the following conditions are satisfied, and New NGAS Gathering and DPI, at their sole cost and expense, shall use their respective best efforts to cause such conditions to be satisfied as promptly as possible after the NGAS Option Election Notice is delivered to DPI and New NGAS Gathering or the Put Notice is furnished to SES, as the case may be:
     (a) If the NGAS Equity Option is exercised, DPI shall properly execute and deliver to Buyer, at the closing of the exercise of the NGAS Equity Option, two (2) original copies of the Assignment of NGAS Equity Option Interests, dated as of the date thereof, in substantially the form attached hereto as Exhibit B (the “NNG Equity Assignment”), providing for the assignment and conveyance to SES of all of the NGAS Option Equity Interests, free and clear of all Liens;
     (b) DPI and New NGAS Gathering shall have delivered to SES, at Sellers’ sole cost and expense, release documentation, in form and substance satisfactory to SES, sufficient to establish clear, marketable and unencumbered title to the NGAS Option Assets, free of all Liens (other than Permitted Encumbrances) including the release of any and all liens or collateral assignments created under the NGAS Credit Agreement;
     (c) At Seller’s sole cost and expense, Sellers shall cause Keybank National Association, as administrative agent for the lenders under the NGAS Credit Agreement (and any other lenders under the NGAS Credit Agreement) to properly execute, have notarized and deliver to SES, two (2) original copies of the Release of Liens and Pledge, in substantially the form attached hereto as Exhibit C (the “Equity Releases”), fully releasing all security interests, Liens, claims, guaranties or encumbrances of any kind whatsoever that Keybank National Association (and any other lenders under the NGAS Credit Agreement) may have regarding the NGAS Option Equity Interests, New NGAS Gathering, any of the NGAS Option Assets or any of the Ancillary Agreements and consenting to the closing of the exercise of an NGAS Option, and with regard to the NGAS Equity Option, no Liens (other than Permitted Encumbrances) shall remain in effect on any of the NGAS Option Equity Interests, the NGAS Option Assets (other than pursuant to the NGAS Mortgages) or any of the Ancillary Agreements all of which shall be fully released at Sellers’ sole cost and expense upon closing and consummation of the exercise of the NGAS Equity Option;
     (d) with regard to NGAS Assets Option, subject to the payment of the NGAS Option Price in accordance with Section 7, the NGAS Option Assets shall be conveyed to SES (or its designated Affiliate), at the closing and consummation of the exercise of the NGAS Assets, free and clear of any and all Liens (other than Permitted Encumbrances) under such forms of conveyance substantially the same as the Bill of Sale;
     (e) all consents and approvals of any Person required or necessary to close and consummate the exercise of the NGAS Option and the related actions contemplated in this Section 6 shall have been obtained at Sellers’ sole cost and expense;
     (f) all covenants and agreements of New NGAS Gathering and DPI to be performed at or prior to the closing of the exercise of an NGAS Option shall have been fully performed and satisfied;
     (g) with regard to NGAS Equity Option, New NGAS Gathering shall have delivered to SES property executed instruments providing for the resignation of all officers, directors and managers of New NGAS Gathering, effective as of the closing date of the exercise of the NGAS Equity Option;
     (h) New NGAS Gathering shall have delivered to SES property executed instruments providing for the termination and cancellation of any powers of attorney, agency agreements, or similar arrangements granted by New NGAS Gathering;
     (i) New NGAS Gathering shall continue to have no employees;
     (j) all representations and warranties set forth in Article 3 to the Purchase Agreement with regard to New NGAS Gathering and the NGAS Options Assets shall be deemed made and shall be true and correct, in all material respects, as of the date of the closing and consummation of the exercise of an NGAS Option, and all covenants and agreements to be performed by NGL, DPI or New NGAS Gathering on or before the closing and consummation of the exercise of an NGAS Option shall have been fully performed, in all material respects;
     (k) SES shall have obtained all necessary approvals sufficient for SES to close the exercise of an NGAS Option (whether pursuant to exercise by SES hereunder or pursuant to exercise by DPI of its put option in accordance with Section 5); and

     (l) the Parties shall have closed and consummated the transactions contemplated in the Purchase Agreement, including the satisfaction or waiver of all conditions thereunder or therein; and all of the conditions precedent to the Buyer’s obligations to close and consummate the transactions under the Purchase Agreement will continue to be satisfied in all material respects as specified thereunder.
     7. Payment of the NGAS Option Price. The NGAS Option Price shall be paid in the manner described in Section 3. At the closing and consummation of any exercise of the NGAS Assets Option, SES shall issue the NGAS Option Promissory Note to New NGAS Gathering, and the NGAS Option Promissory Note shall expressly permit its assignment to DPI and by DPI to the Administrative Agent, as collateral security for the Obligations (as defined in the NGAS Credit Agreement), without the consent of the SES. At the closing and consummation of any exercise of the NGAS Equity Option, SES shall issue the NGAS Option Promissory Note to DPI, and DPI shall endorse the same to evidence its agreement to the offset provisions included therein, and the NGAS Option Promissory Note shall expressly permit its assignment to the Administrative Agent, as collateral security for the Obligations (as defined in the NGAS Credit Agreement), without the consent of the SES, so long as prior to effectiveness of any such assignment, DPI provides written notice to SES.
     8. Closing; Post-Closing Operations. Subject to satisfaction of the conditions set forth in this Agreement, the closing and consummation of the exercise of an NGAS Options shall occur within thirty (30) days following either SES’s exercise of the applicable NGAS Option, or within thirty (30) days following receipt of the Put Notice, as the case may be. If SES exercises an NGAS Option or DPI properly and timely delivers the Put Notice, and SES closes the purchase of either the NGAS Option Assets or the NGAS Option Equity Interests, as the case may be, then SES shall retain its Operating and Maintenance Agreement with DPI, if still in force and effect as of the date of the closing of the exercise of an NGAS Option.
     9. Termination; Effect of Termination. In the event of any termination of the Purchase Agreement as provided in Section 10.1 thereunder, this Agreement shall forthwith be of no further force and effect and there shall be no liability hereunder on the part of any Party hereto except as set forth in the Purchase Agreement.
     10. Representations and Warranties; Certain Amendments to Purchase Agreement; Negative Covenants.
     (a) Representations and Warranties; Certain Amendments to Indemnities. New NGAS Gathering and DPI shall be deemed to have made to SES the representations and warranties in Article 3 of the Purchase Agreement with regard to New NGAS Gathering and the NGAS Option Assets hereto as the date of the closing and consummation of the applicable NGAS Option, which shall survive such closing, subject to the limitations (other than the Deductible) set forth in Article 8 of the Purchase Agreement; provided, however, that upon the closing of the NGAS Option, the indemnities shall also be deemed to apply and additionally extended to SES with regard to the representations, warranties and covenants relating to New NGAS Gathering, the NGAS Option Assets and the NGAS Option Equity Interests, and the Maximum Indemnity Amount (set forth in Section 8.4 of the Purchase Agreement) shall automatically be amended and increased to an aggregate of $50,000,000, and the survival periods relative to the representations, warranties and covenants (including, without limitation indemnities) relating to New NGAS Gathering, the NGAS Option Assets and the NGAS Option Equity Interests shall be extended for an additional period beyond the survival period stated in Section 8.1 of the Purchase Agreement, which additional period shall be equal to the number of days between the date hereof and the date of the closing of the exercise of an NGAS Option.
     (b) Negative Covenants. From and after the date of the Purchase Agreement and continuing until the first to occur of (A) the termination of the NGAS Option Period if prior to such termination SES has not elected to exercise either of the NGAS Options and DPI has not delivered the Put Notice to SES, and (B) the closing and consummation of either NGAS Option (whether by exercise by SES or in connection with Put Notice from DPI) in accordance with the terms hereof, neither DPI nor New NGAS Gathering shall, nor shall either of them permit, directly or indirectly, do or agree to do any of the following, except to the extent provided in the Governing Documents of New NGAS Gathering or in any of the other Transaction Documents, without the prior written consent of SES, which shall not be unreasonably withheld or delayed:
     (i) amend or otherwise change any of New NGAS Gathering’s Governing Documents;
     (ii) issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any limited liability company interests,

membership interests, or other equity interests, (including, without limitation, the NGAS Option Equity Interests) or make any grants under options, warrants, or similar rights to issue any limited liability company interests, membership interests, or other equity interests;
     (iii) declare, set aside, make or pay any dividend or other distribution, other than distributions of cash prior to the exercise of the NGAS Equity Option;
     (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its any limited liability company interests, membership interests, or other equity interests;
     (v) acquire or dispose of (including by merger, consolidation or acquisition or disposition of equity securities or assets) any equity securities in any Person, or any division or business thereof, and any other acquisition or disposition of assets;
     (vi) incur (or Guaranty) any indebtedness, or pledge or mortgage any of its assets or otherwise (including, without limitation, the Retained Gathering Assets or other NGAS Option Assets);
     (vii) cause or permit any liens, security interests, pledges or other encumbrance to exist against any of the assets of New NGAS Gathering (including, without limitation, the Retained Gathering Assets, or other rights, titles or interests of New NGAS Gathering);
     (viii) materially delay or postpone the payment of accounts payable and other liabilities or materially accelerate the payment of receivables, in each such case, other than in the ordinary course of business;
     (ix) allow New NGAS Gathering to make any loans, guaranties or advances to any Person;
     (x) allow New NGAS Gathering to commit to make or make capital expenditures or the acquisition or construction of fixed assets in excess of the amounts in respect of such period expressly permitted under the Joint Ownership Agreement;
     (xi) allow New NGAS Gathering to amend or terminate early any contract, agreement or commitment or enter into any agreement or arrangement, other than as expressly permitted under the Joint Ownership Agreement;
     (xii) allow New NGAS Gathering to hire or engage any employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee;
     (xiii) allow New NGAS Gathering to establish, adopt, enter into or amend any collective bargaining agreement or employee benefit or welfare plan;
     (xiv) allow New NGAS Gathering to take any material action with respect to accounting policies or procedures except to the extent required by GAAP;
     (xv) allow New NGAS Gathering to make, change or revoke any material Tax election, settle or compromise any material Tax claim or liability with respect to Taxes or change any material method of accounting for Tax purposes;
     (xvi) allow New NGAS Gathering to pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000; or
     (xvii) agree, whether in writing or otherwise, to do any of the foregoing.
     11 Memorandum of NGAS Options. DPI, New NGAS Gathering and SES shall execute and deliver a Memorandum of Options and Agreements (the “MOA”), acknowledging, among other things, that such Parties have entered into this Agreement, which contains these NGAS Options and the covenants relating to the Retained Gathering Assets and the other NGAS Option Assets. The MOA shall also acknowledge the intent that the obligations, commitments and dedications set forth herein be deemed covenants running with the land, binding upon any transferee of an interest of New NGAS Gathering in any of the Retained Gathering Assets or NGAS Option Assets; and the MOA shall be filed of record in each County in which any of such assets are located.
     12. Amendment. No modification or amendment of this Agreement shall be effective unless such modification or amendment shall be set forth in writing and executed by all of the Parties hereto.
     13 Waivers. The failure of any Party to exercise any of its rights under this Agreement shall in no way constitute a waiver of those rights, nor shall such failure excuse the other Parties from any of its obligations under this Agreement.
     14. Notices and Termination. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if mailed, two business days (a business day being any day as which commercial banks are open in Tulsa, Oklahoma, other than Saturday and Sunday), after the date of deposit in the United States mail, and addressed as set forth below or to such other Person or address as each Party may from time to time designate by notice to the other Party:
(a)	If to NGL, DPI or New NGAS Gathering, to:

Daugherty Petroleum, Inc. 120 Prosperous Place, Suite 201 Lexington, Kentucky 40509 Attention: William G. Barr III
(b)	If to SES, to:

Seminole Energy Services, LLC 1323 E. 71st Street Suite 300 Tulsa, Oklahoma Attention: Alex Goldberg
     A Party may from time to time change its address or designees for notification purposes by giving the other Party prior notice in the manner specified above of the new address or the new designee and the subsequent date upon which the change shall be effective.
     15. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect to the maximum extent permitted by applicable law.
     16. Entire Agreement. This Agreement (and all exhibits hereto) constitutes the entire agreement between the Parties hereto with regard to the subject matter hereof and supersedes all prior agreements, promises, correspondence, discussions, representations and understandings, except those expressly set forth herein.
     17. Third Parties. This Agreement shall not be construed to confer any benefit on any third party not a party to this Agreement nor shall it provide any rights to such third party to enforce its provisions.
     18. Binding. This Agreement shall extend to and be binding upon the Parties hereto or their respective successors and permitted assigns.
     19. Further Assurances. Each Party shall, at the request of any other Party, at any time and from time to time following the date of Closing promptly execute and deliver, or cause to be executed and delivered, to such requesting Party all such further instruments and take all such further actions as may be reasonably necessary or appropriate to consummate the transactions contemplated herein.
     20. Counterparts. This Agreement may be executed in multiple counterparts (including, without limitation, faxed and electronic counterparts), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     21. Rules of Construction Additional Definitions.
     (a) All section, titles or captions contained in this Agreement or in any Schedule or Exhibit annexed hereto or referred to herein, are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

     (b) The Parties hereto represent that in the negotiation and drafting of this Agreement they have been represented by and relied upon the advice of counsel of their choice. The Parties affirm that their counsel have had a substantial role in the drafting and negotiation of this Agreement and, therefore, the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Schedule or Exhibit attached hereto.
     (c) As used in this Agreement “Affiliate” “or “Affiliated “ means with respect to any person or entity, another person or entity directly or indirectly controlling, controlled by or under common control of such person or entity.
     22. Relationship of the Parties: Nothing in this Agreement is intended to imply or create a partnership, joint venture, agency, or similar association or relationship among the parties.
     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the date first above written.

NGAS GATHERING, LLC
By:	DAUGHERTY PETROLEUM, INC. its Sole Member

By:	/s/ William G. Barr III
William G. Barr III,
Chief Executive Officer

DAUGHERTY PETROLEUM, INC.
By:	./s/ William G. Barr III
William G. Barr III,
Chief Executive Officer

NGAS GATHERING II, LLC
By:	./s/ William G. Barr III
William G. Barr III,
Chief Executive Officer

SEMINOLE ENERGY SERVICES, LLC
By:	/s/ Robert B. Rosene, Jr.
Robert B. Rosene, Jr.,
President